Exhibit 5


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                               October 22, 2007


The Board of Directors
TrustCo Bank Corp NY
5 Sarnowski Drive
Glenville, New York 12302

Re: Registration on Form S-3 of 2,000,000 Shares of Common Stock for Issuance Pursuant to the TrustCo Bank Corp NY Dividend Reinvestment Plan

Gentlemen:

     In connection with the registration with the Securities and Exchange Commission of 2,000,000 shares of common stock, par value $1.00 per share of TrustCo Bank Corp NY ("Securities"), in connection with TrustCo's Dividend Reinvestment Plan (the "Plan"), you have requested that we furnish you with our opinion as to the legality of the issuance of the Securities.

     As counsel to TrustCo, we have participated in the preparation of the Registration Statement on Form S-3 under the Securities Act of 1933 with respect to the Securities. We have examined and are familiar with TrustCo's Certificate of Incorporation and Bylaws, each as amended, records of corporate proceedings, the Registration Statement, the Plan and such other documents and records as we have deemed necessary for purposes of this opinion.

     Based on the foregoing, we are of the opinion that the Securities have been duly and validly authorized and will, when issued as contemplated in the Prospectus that is a part of the Registration Statement, be legally issued, fully paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement.

                                       Sincerely,

                                       LEWIS, RICE & FINGERSH, L.C.

                                       /s/ Lewis, Rice & Fingersh, L.C.